Exhibit 99.1



          Pope Resources Closes $7.63 Million Sale to Costco


    POULSBO, Wash.--(BUSINESS WIRE)--Sept. 20, 2006--Pope Resources (Nasdaq:POPEZ) announced it has closed on a $7.63 million sale of 17 acres to Costco Wholesale Corporation. This property sold by Pope Resources represents a portion of the proposed 35-acre retail component of the company's 327-acre Harbor Hill master planned community located within the city limits of Gig Harbor, Washington.
    "Costco has ranked among the most desired stores by Gig Harbor area residents in a number of past polls," said Jon Rose, President of Pope Resources' real estate subsidiary, Olympic Property Group. "We are pleased to bring such a quality retailer to our project and our community."

    About Pope Resources

    Pope Resources, a publicly traded limited partnership and its subsidiaries Olympic Resource Management and Olympic Property Group own or manage over 400,000 acres of timberland and development property in Washington and Oregon. In addition, we provide forestry consulting and timberland management services to third-party owners and managers of timberland in Washington, Oregon and California. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.orm.com. The contents of our website are not incorporated into this release or into our filings with the Securities Exchange Commission.


    CONTACT: Pope Resources
             Tom Ringo, 360-697-6626
             Fax: 360-697-1156